                                                                    EXHIBIT 10.8
                                                                    ------------


                            DISTRIBUTION AGREEMENT
                            ----------------------

Between

SICOR S.p.A, with its registered office in Milan, Via Senato, 19, tax number
-----------
IT06827530152 (hereinafter "Sicor"),

                                                                on the one side,

and

ALCO CHEMICALS Ltd., with its registered office in Lugano (Switzerland), Via S.
-------------------
Salvatore, 7 (hereinafter "Alco"),

                                                              on the other side.


                                    Premises
                                    --------

          Whereas Sicor manufactures the chemical product BUDESONIDE for the pharmaceutical industry;

          Whereas the Parties have a commercial relationship relating to the Alco's right to the exclusive distribution of the Products;

          Whereas Alco possesses the know-how and the means necessary to adequately marketing of Sicor's products;

          Whereas Alco also supplies to Sicor its technological know-how in relation to the production process of some products, in continuing technology;

          Whereas the Parties intend for this Agreement to govern their relationship;

          Whereas the Parties also have an independent Agency relationship regarding other Sicor products;

In light of the above, the Parties hereby agree to the following:

1.   APPOINTMENT AS EXCLUSIVE DISTRIBUTOR.

1.1 Sicor grants to Alco, which accepts, the appointment as exclusive seller of the Product worldwide with the exception of India, Korea and Italy.

1.2 Alco guarantees to purchase a minimum annual quantity equal to 60 kg of the Product that is the subject of this exclusive sale agreement, at the price of $15 per gram. For the determination of said annual minimum quantity the calendar year shall be considered as starting from January 1, 1995.

1.3 Said minimum annual quantity can be freely and at any time re-determined by Sicor provided they give notice three (3) before the next calendar year.

1.4 If Alco fails to reach the guaranteed sales volume, it shall notify Sicor of the difference between the sales revenue realized and the guaranteed sales within 30 days of the end of that calendar year.

2.   ALCO'S OBLIGATIONS.

2.1  Alco, as an exclusive distributor, undertakes the following:

2.1.1 Alco shall, in the territory, reach the guaranteed minimum sales of the Product in accordance with Article 1.2 of this Agreement. Moreover, Alco shall diligently seek to increase sales of the Product in the territory.

2.1.2 Alco shall not take actions that would interfere or obstruct the sale of the Products.

2.1.3 Alco shall observe all existing laws and regulations in relation to the sale of the Product.

2.1.4 Alco shall transport, clear through customs and keep the Product in such a way as to prevent deterioration and shall follow any of Sicor's instructions regarding special conditions for the conservation of the Product. To that end, Alco shall consent to inspections of the conservation methods for the Product by Sicor and its representatives provided reasonable prior notice is given.

2.1.5 Alco shall not, for the duration of this Agreement, manufacture or market, directly or indirectly, competing products.

2.1.6  Alco shall not imitate, manufacture or modify the Product.

2.1.7 Alco shall market the Product with the name or trademark of Sicor without destroying or covering distinctive signs of Sicor, including but not limited to signs related to any patents, trademarks or other intellectual property owned by Sicor.

2.1.8 Alco shall notify Sicor no later than the end of October of each calendar year, of the budget for the marketing and promotion of the Product to be implemented the next calendar year.

2.1.9 Alco shall maintain a supply of the Product sufficient for the timely satisfaction of all requests within the territory, supplying Sicor information regarding said supply upon Sicor's occasional request.

2.1.10 Alco shall indemnify Sicor for any damages suffered due to its negligence or a breach of obligations set forth in this Agreement or by the law.

3.   SUPPLY OF THE PRODUCTS.

3.1 Alco undertakes to acquire the Product for the territory exclusively from Sicor and Sicor undertakes to sell the Product destined for clients within the territory exclusively to Alco.

3.2 The Parties agree that the terms regarding the supply of technology by Alco to Sicor form an integral and essential part of the conditions of supply of the Product by Sicor to Alco.

3.3 Sicor reserves the right to modify the Product without prior notice. Under no circumstances shall Alco be owed indemnification or compensation for the consequences, direct or indirect, of such unilateral modifications.

4.   PRODUCT PROMOTION.

4.1 Alco shall define with Sicor on or before the end of October of each year, the promotion plan for the sale of the Product to be implemented the following calendar year. Said plan may be modified on the basis of market conditions subject to the obligation of a reasonably sufficient promotion in relation to the budget (Article 2.1.8) and the minimum guaranteed sales (Article 2.1.1).

4.2 All publicity and promotional activities of the Product must be pre-approved by Sicor and, in every case, shall remain the exclusive responsibility of Alco.

4.3 Alco shall, as an exclusive distributor, freely resell the Product acquired from Sicor at price it finds appropriate. None of the terms of this Agreement may be used by Sicor to control Alco's sales price.

4.4 Nevertheless, Alco agrees that the prices it charges for the Product shall include all post-sale charges commonly offered in each relevant market for similar products, as well as service costs relating to the legal or contractual warranties owed to the client.

4.5 Alco undertakes to maintain, for the duration of this Agreement, sufficient personnel and organization for the sale and distribution of the Product and in particular, to maintain a sales network sufficient to perform its responsibilities under this Agreement on a timely basis.

4.6 Alco shall provide Sicor with all information relating to the competitors, manufacturing improvements and trends in offers and requests that impact the market conditions. Alco shall also provide all other relevant information that Sicor may reasonably request. Sicor may ask that such information be sent on special prearranged forms.

5.   PATENT RIGHTS.

5.1 Sicor maintains exclusive ownership of industrial trademark and patent rights in general, as well as the rights to brand-names. Alco shall enter into all agreements with Sicor (including but not limited to licensing for use), carry out all formalities and take all necessary or useful actions to safeguard the Sicor's rights in the territory where Alco promotes the sale of the Products.

5.2 Alco shall inform Sicor of all unauthorized uses of Sicor's trademark or patent rights of which it becomes aware. Upon Sicor's request, Alco will participate in suits, administrative proceedings and whatever else might be reasonably necessary to protect Sicor's intellectual property rights (including but not limited to trademarks) in the territory where Alco carries out its activities.

6.   EXCLUSION OF JOINT-VENTURE OR PARTNERSHIP.

This Agreement is to be concluded between two companies without a dependent relationship or some other subject in common and does not constitute an association, partnership or joint-venture and, except where expressly agreed in writing otherwise, neither of the Parties is authorized to act as the agent of the other, make declarations to third parties, assume guarantees for the other's account or in any way obligate the other to a third party.

7.   COMMENCEMENT AND TERMINATION OF THE AGREEMENT; TERMINATION CLAUSES;
     WITHDRAWAL.

7.1 This Agreement (except for any anticipated termination) will have a duration of three (3) years, beginning January 1, 1995 and ending December 31, 1997, at which time it is understood that the Agreement will be automatically renewed annually, unless a Party has given at least six (6) months notice of its intention to terminate the Agreement.

7.2 In addition to those anticipated by the applicable law, Sicor can make use of the following express termination clauses:

7.2.1 in the case of a breach by Alco of any of its obligations contained in this Agreement (except as provided in Articles 9.2.2 and 9.2.3), when Alco fails to meet its obligations and within fifteen (15) days of Alco's receipt of a notice of breach from Sicor;

7.2.2 when Alco fails to meet the minimums as set forth in Article 1.2, except if such failure is the result of mere chance or force majeure;

7.2.3 whenever Alco, without the express written consent of Sicor, tries to transfer or sell to a third party all or part of its rights and obligations under this Agreement, or to assign a third party as sub-agent.

7.3  Moreover, Sicor can withdraw from the Agreement in the following cases:

7.3.1 whenever, as the result of the lack or cancellation of permits, authorizations or licenses, Alco is not able to begin or to continue distribution of the Product in some country that is part of its territory;

7.3.2 whenever Alco is subject to proceedings executed individually or jointly, or whenever operations are ceased for more than thirty (30) consecutive days (except for the summer holidays);

7.3.3 whenever it is impossible or Alco is unable, to perform its obligations under this Agreement;

7.3.4 whenever control of Alco passes to shareholders or others whom Sicor, upon its sole evaluation, finds to be unsuitable;

8.   THE EFFECTS OF TERMINATION OF THIS AGREEMENT.

In any termination of this Agreement:

8.1 Alco shall return all materials of whatever nature in its possession or control relative to the Product or to Sicor (except ordinary technical correspondence between the Parties).

8.2 Alco shall lose all rights to the use of patents and trademarks possibly granted in accordance with this Agreement and in particular, will stop using the name Sicor on its letterhead and on any other material and, at the request of Sicor, shall proceed with the sale of possible inventory of the Product without using neither the trademark nor name of Sicor.

8.3 Alco, upon the simple request of Sicor, shall give to Sicor a complete list containing the personal data and addresses of clients interested in the Product.

8.4 Alco shall transfer to Sicor, renouncing any future use, all permits, authorizations and licenses possibly granted to Alco by the competent authorities with specific reference to the marketing of the Product.

8.5  Alco shall not have the right to any form of indemnity.

9.   OBLIGATIONS OF CONFIDENTIALITY.

9.1 Alco shall rigorously maintain confidentiality. It shall not divulge to third parties nor use itself, any information learned during the performance of this Agreement relating to the Products, including techniques marketed, as well as any information regarding Sicor--information communicated by Sicor or obtained by Alco through any other means in order to effectuate this Agreement.

9.2 The confidentiality obligation referred to in Article 9.1 above, does not include the information, or part thereof:

9.2.1 that is within the public domain, except that which has been made public as a result of actions by Alco or by a person who answers to Alco;

9.2.2 that is made known and registered by Alco before communication on the part of Sicor;

9.2.3 that is communicated to Alco by a source other than Sicor without some violation of Alco's confidentiality obligation;

9.2.4 that is independently developed by Alco without having in any way utilized the information received as a result of this Agreement.

9.3 The Parties shall be bound to the terms of this Article even after the termination of this Agreement.

10.  NON-TRANSFERABILITY OF RIGHTS.

The rights and obligations derived from this Agreement are personal to the Parties and may not be transferred without the express written consent of the other Party. Similarly, without the express written consent of the other Party, neither Party may transfer or sell to third parties all or part of their rights and obligations under this Agreement. This excludes the Parties' ability to discount, or give guarantees to financial institutions on, credits connected with the execution of this Agreement. Alco's ability to enter into contracts of factoring, or of guarantees in general, regarding the Products of which Alco is the owner is also excluded.

11.  MISCELLANEOUS PROVISIONS.

11.1 This Contract states and contains all the agreements in existence between the Parties in reference to the exclusive distribution of the Product in the territory and will be dated January 1, 1995. It rescinds with a retroactive effect and substitutes all effects for, preceding agreements, declarations and pledges between the Parties, whether written or oral, made at any time, of any nature and content, concerning the subject regulated by the present Agreement.

  11.2 The rights of the Parties provided for in this Agreement are not intended to be in any way waived or limited in case of the tolerance by one of Parties for the breach of the other. Similarly, a waiver of the enforcement of ones rights following a breach shall not be considered a waiver with respect to subsequent or repeated breaches.

11.3 Any modification, substitution or termination of this Agreement, in whole or in part, must be in writing.

11.4 Any clauses of this Agreement that are found to be invalid or ineffective, shall be stricken while all the other clauses remain valid and effective. Both Parties are obliged to negotiate in good faith for a substitute for the invalid or ineffective clause that can satisfy the legitimate interests of both Parties.

12.  APPLICABLE LAW AND ARBITRATION CLAUSE.

12.1 Italian law governs this Agreement. The Parties agree not to apply the Vienna Convention concerning the international sale of movable goods to the relationship between them that arises from the present Agreement.

12.2 Any controversies that might arise between the Parties concerning the interpretation, execution or termination of this Agreement shall be settled by an arbitration panel pursuant to the Italian Code of Civil Procedure. The panel shall be composed of three (3) arbitrators, the first two (2) to be nominated by the Parties and the third to be agreed upon by the first two or, in default, by the President of the Court of Milan.

The applicable procedures shall be those established for international arbitration pursuant to article 832 of the Italian Code of Civil Procedure, as provided for by articles 816 to 831 of the Italian Code of Civil Procedure in so far as they do not deviate from the norms of international arbitration.

The arbitration shall take place in Milan.

13.  COMMUNICATIONS.

13.1 Any communications made necessary by this Agreement shall be sent by registered mail, return receipt requested, to the following addresses:

     to Sicor at Via Senato, 19, Milan

     to Alco at Via S. Salvatore, 7, Lugano

13.2 Or at whatever other address for communications the other Party has provided in accordance with Article 13.1 above.

Lugano, January 1, 1995.

signed by Sicor   /s/ Dr. Gaetano Palladino
                -----------------------------

          Alco   /s/ Carlo Salvi
                -----------------------------